Exhibit 99.1

Press Release

Amkor Revises Second Quarter Outlook
 Thursday July 1, 8:30 am ET

CHANDLER, Ariz., July 1 /PRNewswire-FirstCall/ — Amkor Technology, Inc. (Nasdaq: AMKR — News) said today that revenues for the second quarter ended June 30, 2004 are expected to be approximately 6% higher than the first quarter of 2004, compared with prior guidance of up 5% to 8%. Amkor expects gross margin for the second quarter to be around 19% compared with prior guidance of around 24%. Net income for the second quarter is expected to be approximately 6 cents per diluted share, compared with prior guidance of 17 to 22 cents, principally due to lower than anticipated gross margin. Both the prior and revised EPS guidance include an after-tax gain of 11 cents per share from the sale of 10.1 million shares of ASI common stock.

“Our second quarter gross margin shortfall is primarily attributable to a very unfavorable product mix,” said Ken Joyce, Amkor’s Chief Financial Officer. “Our revenue from several high-margin advanced packages, including MicroLeadFrame®, Stacked CSP and ChipArray®BGA, was less than we expected, reflecting weaker-than-normal support of customer forecasts in the wireless sector and some shortages of high-end wafers from the foundries. The soft demand in our higher margin advanced packages was offset by stronger than anticipated support of forecasts in our lower margin PBGA business. In addition, we are still absorbing higher factory costs related to our capacity expansion initiatives, as well as an overall rise in material costs.

“In order to improve our margins during the second half of 2004, we are focusing our efforts on enriching our product mix, selectively raising prices, accelerating our movement to lower cost material vendors and negotiating lower prices with our existing laminate substrate vendors,” said Bruce Freyman, Amkor’s president and chief operating officer. “While forecasting the product mix has been difficult so far this year, if normal seasonal trends hold, we would expect an improvement in our product mix in the second half of 2004.”

Amkor will release second quarter financial results on Tuesday, July 27, 2004 after the market closes and will conduct a conference call at 5:00 p.m. Eastern time on July 27. This call can be accessed by dialing 303-205-0033 or by visiting the investor relations page of our web site: www.amkor.com or CCBN’s website, www.companyboardroom.com.

Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design, manufacturing and support services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding expected revenues, expected gross margin, expected net income per share, product mix, raising prices, movement to lower cost material vendors and negotiating lower prices with existing laminate substrate vendors. These forward-looking statements are subject to a number of risks and uncertainties that could affect future operating results and cause actual results to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; deterioration of the U.S. or other economies; worldwide economic effects of terrorist attacks; military conflict; competitive pricing; declines in average selling prices; ability to transition to lower cost vendors; competition; and exchange rate fluctuations. Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition is detailed in our filings with the Securities and Exchange Commission, including the Report on Form 10-K for the year ended December 31, 2003 and the Report on Form 10-Q for the quarter ended March 31, 2004.

For further information, please contact Jeffrey Luth of Amkor Technology, Inc., +1-480-821-5000, ext. 5130, jluth@amkor.com.

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